Exhibit 99.1

ImmuCell

ImmuCell Announces Correction to its Reported Unaudited Loss
Per Share from ($0.06) to ($0.04) for the Quarter Ended December 31, 2019

For Immediate Release

PORTLAND, Maine – February 19, 2020 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced a correction to its unaudited loss per share calculation for the fourth quarter ended December 31, 2019.

The unaudited weighted average shares outstanding was incorrectly reported as 5,408,000 resulting in a loss per share calculation of ($0.06). The corrected unaudited weighted average shares outstanding is 7,210,000 resulting in a loss per share calculation of ($0.04).

●	Net loss was ($310,000), or ($0.04) per share, during the fourth quarter of 2019 in comparison to net loss of ($1,052,000), or ($0.19) per share, during the fourth quarter of 2018.

Conference Call:
Interested parties can access a replay of the February 19, 2020 teleconference held by the Company by dialing (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10138781 until February 26, 2020. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. The Company expects to file its Annual Report on Form 10-K on or about March 27, 2020.

About ImmuCell:
ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef livestock, and is in the late stages of developing Re-Tain™, a novel treatment for subclinical mastitis without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO ImmuCell Corporation (207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com